EXHIBIT 10.2
Fiscal Year 2008 BioMeasurement Division Management Bonus Plan
of Hutchinson Technology Incorporated
     We have a fiscal year 2008 management bonus plan that covers an executive officer and certain other management-level employees of our BioMeasurement Division. The plan is designed to create an incentive for management of our BioMeasurement Division to achieve goals that our board of directors believes align with the interests of our long-term shareholders. The plan design includes an annual corporate financial objective and additional goals that measure progress toward strategic initiatives. Individual bonus targets, expressed as a percentage of base salary, are approved for all participants by our board of directors upon the recommendation of the board’s compensation committee.
     Fifty percent of the bonus target is dependent on our achievement of an annual corporate financial objective, which is set giving consideration to long-term financial performance to ensure that the company is growing earnings over time. For fiscal year 2008, earnings before taxes (EBT) will be the corporate financial objective. The award amount to be paid based on EBT is determined based on whether actual EBT for the fiscal year is above (subject to a ceiling, above which no further amounts are awarded) or below (subject to a floor, below which no amounts are awarded) the pre-established objective for EBT. The remainder of the bonus target is dependent on achievement of market penetration objectives. As with the corporate financial objective, the award amount to be paid based on the market penetration objectives is subject to a ceiling (above which no further amounts are awarded) and a floor (below which no amounts are awarded) in relation to achievement of pre-established thresholds.
     The decision to pay bonuses is made annually by our board of directors upon the recommendation of the compensation committee of our board. Bonuses are paid in cash in the first quarter of the following fiscal year. The actual total bonus amount paid to any participant may not exceed 200% of the participant’s bonus target, and the actual total bonus amounts paid to all participants under this plan and under the Company’s Fiscal Year 2008 Disk Drive Components Division Management Bonus Plan may not exceed 25% of actual EBT for the fiscal year.